Exhibit 5

Form of Sales Plan For Column Guaranteed LLC

Sales Plan, dated as of March 15, 2012 (the “Sales Plan”), between Column Guaranteed LLC (“Seller”) and Keefe, Bruyette & Woods, Inc. (“Broker”).

WHEREAS, the Seller desires to establish the Sales Plan to sell shares of common stock, par value $0.01 per share (the “Stock”), of Walker & Dunlop, Inc., a Maryland corporation (the “Issuer”) in accordance with the requirements of Rule 10b5-1 as further set forth herein;

NOW, THEREFORE, the Seller and Broker hereby agree as follows:

1.           Broker shall effect one or more sales (each a “Sale”) of shares of Stock (the “Shares”) as further set forth in the attached Annex A to the Sales Plan.

2.           This Sales Plan shall become effective as of the date hereof and shall terminate on the earlier of (i) December 31, 2012, (ii) a termination pursuant to a Termination Notice as provided for in paragraph 10 hereof or (iii) the completion of all Sales contemplated under Annex A.  To the extent that any Shares remain in Seller’s brokerage account at Broker upon termination of this Sales Plan, Broker shall return such Shares promptly to Seller at Seller’s direction.

3.           Seller understands that Broker may affect Sales hereunder jointly with orders for other sellers of Stock of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Seller’s account in accordance with the formula in Annex A.  All orders will be deemed day orders only and not held unless otherwise specified in Annex A.  Broker shall execute trades in such a way as to minimize the negative price impact on the market and to maximize the price for the Shares sold.  Broker may use its discretion in how to work the order to achieve the best execution above the minimum price per Share but at no time will Seller communicate to Broker any instructions on how to execute the order.  Broker will charge Seller its ordinary and customary commissions not to exceed 7 cents per Share in connection with such trades and will not charge Seller any mark-ups or take any mark-downs on the Shares.  Seller will be notified of all transactions pursuant to customary trade confirmations.

4.           Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5.

5.           It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

6.           Seller represents that the Shares are “restricted securities” and/or that Seller may be deemed an “affiliate” of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933.  Seller shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144.  Broker will complete and file on behalf of the Seller Forms 144 which Seller agrees to execute.  Seller understands and agrees that Broker will make one Form 144 filing at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Plan, and that such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1.

7.           Seller represents and warrants that Seller is currently permitted to sell Stock in accordance with the Issuer’s insider trading policies and to enter into this Sales Plan and that, other than any applicable Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker’s ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which the Seller has obtained all required consents, approvals and waivers.  Provided Seller timely notifies Broker of any circumstance related to Seller that causes the execution of this Sales Plan to no longer be in compliance with Rule 144, Broker agrees to conduct all Sales in accordance with the manner of sale requirements in Rule 144 and will not effect any Sale not in compliance with the volume limitations of Rule 144.

8.           Seller shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act.

9.           Seller understands that Broker may not be able to affect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a “Blackout”).  Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A (“Unfilled Sales”).

Broker agrees that if Issuer enters into an agreement or a transaction that results, in Issuer’s good faith determination, in the imposition of trading restrictions on the Seller, such as a stock offering requiring an affiliate lock-up (“Issuer Restriction”), and if Seller shall provide Broker at least two (2) days’ prior written notice signed by Seller and confirmed by telephone of such trading restrictions, then Broker will cease effecting Sales under this Plan until notified in writing by Seller that such restrictions have terminated.  Broker shall resume effecting Sales in accordance with this Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction.  Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Issuer Restriction, shall be carried forward as “good until cancelled” orders unless and until such order is converted pursuant to the provisions of Annex A.

10.           This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.  Any modification or amendment shall only be permitted at a time when the Seller is otherwise permitted to effect sales under the Issuer’s trading policies and at a time when the Seller is not aware of material nonpublic information concerning the Issuer or its securities.  In addition, this Sales Plan may be terminated by Seller at any time by delivery of a termination notice consistent with Rule 10b5-1.  Any termination shall not violate the Issuer’s insider trading policies.

11           Broker shall have the right to require, as a condition to Broker’s consent to any modification or amendment under paragraph 10, or an assignment under paragraph 12, that Seller shall (i) exculpate Broker from any action taken or omitted to be taken by Broker and (ii) indemnify Broker against any losses, damages, liabilities or expenses incurred by Broker, in each case for actions or losses in connection with or arising out of this Sales Plan and any amended or subsequent sales plan.

12.           The administration of the Plan and all of Broker’s obligations hereunder may at any time be assigned to another brokerage firm at the discretion of Broker in the event that all or substantially all of the assets of Broker are acquired by another brokerage firm or Broker enters into a similar extraordinary transaction as a result of which Broker’s obligations and rights hereunder are assumed by such brokerage firm.  Broker understands that Seller would not deem such assignment to constitute an amendment, modification or termination of the Sales Plan.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

Column Guaranteed LLC

By: _____________________________ Name: Title:	______________________________ Date
Keefe, Bruyette & Woods, Inc.

By: ____________________________ Name: Title:
_______________________________ Date